Rule 424(b)(3)

                              PROSPECTUS SUPPLEMENT
                                October 13, 1998

          This Supplement supplements the Prospectus of Price Communications Corporation dated January 8, 1998 to reflect an increase in the number of shares being offered pursuant to that Prospectus as a result of stock splits dated April 15, 1998, May 7, 1998 and August 31, 1998.

                              SELLING SHAREHOLDERS

          The following table sets forth the name of each Selling Shareholder, the number of shares offered by each Selling Shareholder and the number of shares beneficially owned (within the meaning of Rule 13d-3 under the 1934 Act) by each Selling Shareholder as of September 30, 1998.


                                                                 Shares of
                                                                  Common
                                                                Stock to be
                                                               Beneficially
                                                               Owned After
                                                               the Offering
                                                                 and the
                                                                 Percent
                                               Shares of        of Class
                                                Common         Outstanding
                               Shares of         Stock           [if more
                             Common Stock     Offered by         than 1%]
                             Beneficially     the Selling       After the
SELLING SHAREHOLDER             OWNED         SHAREHOLDER      OFFERING (A)
-------------------             -----         -----------      ------------
Barbara Lewis                  78,125           78,125
Harvey Sandler                518,356 (b)       97,656            420,700
                                                                   (3.7%)
Sandler Associates            734,374          507,812            226,562
                                                                   (2.0%)
National Union Fire           175,780          175,780
Insurance Co.
of Pittsburgh, PA

Sandler Communications        117,186          117,186
Offshore


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Communities Foundation         78,124          78,124
of Texas

HC Crown Corp.                546,874         351,562            195,312
                                                                  (1.7%)
21st Century                  966,716         966,716
Communications
Partners, L.P.

21st Century                  328,912         328,912
Communications T-E
Partners, L.P.

21st Century                  130,144         130,144
Communications Foreign
Partners, L.P.

JK Media                      125,000 (c)     0                 125,000
                                                                 (1.1%)


                                      NOTES

     (a) One or more of the Selling Shareholders may, from time to time, acquire additional shares of Common Stock or dispose of any of the shares now held or hereafter acquired. Disposition of shares may be a sale of all or part of the shares held by a Selling Shareholder pursuant to the offering contemplated by this Prospectus, sales pursuant to Rule 144 or other dispositions not in violation of the Securities Act of 1933, as amended. Accordingly, the number of shares of Common Stock that will be held by the Selling Shareholders after completion of the offering made hereby can only be estimated.

     (b) Includes shares of Common Stock held by Phyllis Sandler, the wife of Harvey Sandler. By virtue of his relationship with Sandler Associates, Sandler Communications Offshore, 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, 21st Century Communications Foreign Partners, L.P. and certain other entities that are not Selling Shareholders, Harvey Sandler may be deemed to share beneficial ownership of the shares beneficially owned by each such entity. Mr. Sandler disclaims beneficial ownership of the shares held by such entities, and none of those shares of Common Stock held by those entities are included in the number of shares regarded as held by JK Media.


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     (c) JK Corp.'s sole stockholder may be deemed to beneficially own the shares of Common Stock held by JK Media. By virtue of his relationship with Sandler Associates, Sandler Communications Offshore, 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, 21st Century Communications Foreign Partners, L.P. and certain other entities that are not Selling Shareholders, JK Corp.'s sole stock holder may be deemed to share a beneficial ownership of the shares beneficially owned by each such entity. He disclaims beneficial ownership of the shares held by such entities, and none of those shares are included in the number of shares reported as held by JK Media.


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